As filed with the Securities and Exchange Commission on September 10, 2021

Registration Statement No. 333-236833

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	41-2118289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

395 W. Passaic Street Rochelle Park, New Jersey 07662 (703) 433-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christian G. Le Brun, ESQ.

Executive Vice President, Chief Legal and Human Resources Officer

ORBCOMM Inc.

395 W. Passaic Street, Rochelle Park, New Jersey 07662

(703) 433-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-236833) (the “Registration Statement”) of ORBCOMM Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on March 2, 2020, hereby amends the Registration Statement to deregister any and all securities registered pursuant to the Registration Statement that remain unsold or otherwise unissued under the Registration Statement as of the date of this Post-Effective Amendment.

On April 7, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GI DI Orion Acquisition Inc, a Delaware corporation (“Parent”) and GI DI Orion Merger Sub Inc, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on September 1, 2021, Merger Sub merged with and into the Registrant, and the Registrant continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In connection with the closing of the Merger, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any and all of the securities that had been registered but which remain unsold or otherwise unissued under the Registration Statement at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochelle Park, State of New Jersey on September 10, 2021.

ORBCOMM INC.

By:	/s/ CHRISTIAN G. LE BRUN

Name:	Christian G. Le Brun
Title:	Executive Vice President, Chief Legal and Human Resources Officer.

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.